EXHIBIT 10.24

AWARD TERMS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED TO A NONEMPLOYEE DIRECTOR UNDER THE CHEMOURS COMPANY EQUITY AND INCENTIVE PLAN
FOR GRANTEES LOCATED IN THE U.S.

Introduction
You have been granted time-vested Restricted Stock Units under The Chemours Company Equity and Incentive Plan (“Plan”) [CONVERSION AWARDS: in substitution of certain of your outstanding award under the E. I. du Pont de Nemours and Company Equity and Incentive Plan], subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available upon request or on the Merrill Lynch website at:

www.benefits.ml.com

Grant Award Acceptance
You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR RESTRICTED STOCK UNITS IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR RESTRICTED STOCK UNITS WILL BE SUBJECT TO CANCELLATION.
Date of Grant    [        ] (“Date of Grant”)

Type of Awards    Time-vested Restricted Stock Units

Dividend Equivalents
Dividends payable on the shares represented by your Restricted Stock Units (including whole and fractional Restricted Stock Units) will be allocated to your account in the form of additional Restricted Stock Units (whole and fractional) based upon the closing Stock price on the date of the dividend payment.

Restricted Period
You may not sell, gift, or otherwise transfer or dispose of any of the units during the “Restricted Period.” The Restricted Period commences on the Date of Grant and lapses upon the earlier of: (i) “separation from service” (within the meaning of Internal Revenue Code Section 409A) and (ii) death or disability.

Payment
Restricted Stock Units shall be paid to you or your beneficiary (or estate, if there is no beneficiary), as applicable, within sixty (60) days of the date on which the Restricted Period on such Restricted Stock Units lapses. Restricted Stock Units are payable in one share of Stock for each whole Restricted Stock Unit and a cash payment for any fraction of a Restricted Stock Unit. The value of each fractional Restricted Stock Unit will be based on the average high and low prices of the Stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

Deferral	You may defer the settlement of this Award in accordance with the Stock Accumulation and Deferred Compensation Plan for Directors.

Withholding
Proceeds from vesting of RSUs are subject to various income taxes, including but not limited to Federal, self-employment tax, and City of Wilmington. For U.S. residents, the Company is not required nor does it withhold taxes from your proceeds; however, the Company will report proceeds on a Form 1099-MISC, Non-employee compensation. Grantees are encouraged to consult a tax professional on more specifics.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Imposition of Other

Requirements
The Company reserves the right to impose other requirements on your participation in this Agreement, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.